Exhibit 3.3

CERTIFICATE OF FORMATION

OF

NEW ALBERTO-CULVER LLC

Pursuant to the provisions of the Delaware Limited Liability Company Act, the undersigned hereby agrees, certifies and swears to this Certificate of Formation creating a limited liability company to be known as “New Alberto-Culver LLC”:

1. Name of Limited Liability Company. The name of the limited liability company is New Alberto-Culver LLC (the “LLC”).

2. Agent for Service of Process; Office of the LLC. The name and address of the agent for service of process of the LLC in Delaware is The Corporation Trust Company, c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The LLC’s registered office in Delaware is at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

This Certificate of Formation shall be effective on November 16, 2006 at 9:32 a.m. (Eastern Time).

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this 15th day of November 2006.

/s/ Gary P. Schmidt
Gary P. Schmidt Authorized Person